Exhibit 21.1

                 SUBSIDIARIES OF THE REGISTRANT
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Doherty's Pharmacy, Inc., a Texas corporation

Rx-Pro.Com, Inc., a Texas corporation

Raven's Pharmacy, Inc., a Texas corporation

Total Pharmacy Supply, a Texas corporation

Park Infusion Services, LP, a Texas limited partnership

MJN Enterprises, Inc., a Texas corporation

Park-Medicine Man, LP, a Texas limited partnership